News Release
Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear to Sell Engineered Products Business to The Carlyle Group

•	Sale reinforces focus on core tire businesses —

•	Plans to reduce debt, address legacy costs, support growth —

AKRON, Ohio, March 23, 2007 – The Goodyear Tire & Rubber Company today announced that it has agreed to sell substantially all of its Engineered Products business to

EPD, Inc., an entity sponsored by Carlyle Partners IV, L.P., for $1.475 billion, subject to certain post-closing adjustments.

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals as well as EPD’s completion of a labor agreement with the United Steelworkers union.

As part of the transaction, Goodyear has agreed to a trademark licensing agreement with EPD to use the Goodyear brand and certain other trademarks in connection with the Engineered Products business.

Goodyear expects to record a gain on the sale, the amount of which has not yet been finalized.

“This transaction reinforces our focus on our core consumer and commercial tire businesses and on improving our balance sheet,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “We anticipate using the proceeds for purposes including reducing debt, addressing legacy obligations and supporting growth in our tire businesses.” Specific plans regarding debt reduction and investments will be announced at a later date.

“Engineered Products is a successful business with outstanding associates who have made important contributions to Goodyear. We thank them for these contributions,” he added.

“I’m confident the resources and business philosophy of Carlyle will support Engineered Products’ growth and continued success going forward.”

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Timothy R. Toppen, president, Goodyear Engineered Products, said the transaction will not interfere with its daily operations or on meeting customer needs.

“The cornerstone of our operating philosophy stays intact – we want to help our customers grow their businesses for the long-term,” he said.

Goodyear Engineered Products operates 32 facilities in 12 countries and has approximately 6,500 associates. It manufactures and markets engineered rubber products for industrial, military, consumer and transportation original equipment end-users. The product portfolio of the business includes hose, conveyor belts, power transmission products, rubber track, molded products and air springs. In 2006, Engineered Products had sales of approximately $1.5 billion.

The Carlyle Group is one of the world’s largest private equity firms with $54.5 billion under management, investments in more than 185 companies and 750 employees in 16 countries. In the aggregate, Carlyle portfolio companies have more than $68 billion in revenue and employ more than 200,000 people around the world.

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 90 facilities in 28 countries around the world. Goodyear employs more than 75,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including whether or not the parties receive the necessary governmental and regulatory approvals for the transaction and whether or not the closing conditions to the transaction including the successful negotiation of a labor agreement with the United Steelworkers (USW) are satisfied. There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those expected to be achieved under the company’s master labor contract with the USW and those related to the closure of certain of the company’s manufacturing facilities; whether or not the various contingencies and requirements are met for the establishment of the Voluntary Employee Beneficiary Association (VEBA) to be established to provide healthcare benefits for current and future USW retirees; potential adverse consequences of litigation involving the company; pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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